INFORMATION STATEMENT

Wilmington Funds

Wilmington Global Alpha Equities Fund

(F/K/A Wilmington Multi-Manager Alternatives Fund)

111 South Calvert Street, 26th Floor Baltimore, Maryland 21202

Important Notice Regarding the Availability of this Information Statement

The Information Statement is available at http://www.wilmingtonfunds.com

WE ARE NOT ASKING YOU FOR A PROXY OR VOTING INSTRUCTIONS AND WE REQUEST THAT YOU NOT SEND US A PROXY OR VOTING INSTRUCTIONS.

This Information Statement is being provided to shareholders of Wilmington Global Alpha Equities Fund (the “Fund”), a series of the Wilmington Funds (the “Trust”), to notify you of the approval by the Board of Trustees (the “Board” or the “Trustees”) of a new sub-advisory agreement between Wilmington Funds Management Corporation (“WFMC” or the “Adviser”), the adviser to the Fund, and Wellington Management Company LLP (“Wellington”), retained by the Adviser to perform certain investment advisory services for the Fund. This Information Statement is being provided to shareholders pursuant to the terms of an exemptive order that the Trust has received from the U.S. Securities and Exchange Commission that allows certain sub-adviser changes to be made without shareholder approval (the “Manager of Managers Order”). Subject to certain conditions, the Manager of Managers Order allows WFMC, with the approval of the Trust’s Board, to select sub-advisers and to enter into new sub-advisory agreements without obtaining shareholder approval. The Information Statement is being mailed on or about April 27, 2017 to shareholders of record of the Fund as of April 13, 2017. The Fund will pay the costs associated with preparing and distributing this Information Statement to shareholders.

The Fund provides periodic reports to its shareholders, which highlight relevant information about the Fund, including investment results and a review of portfolio investments. You may receive an additional copy of the most recent annual report and semi-annual report of the Fund, without charge, by calling (800) 836-2211, by downloading them from the Trust’s web-site at www.wilmingtonfunds.com, or by writing to Wilmington Funds, Wilmington Global Alpha Equities Fund, P.O. Box 9828, Providence, Rhode Island 02940-8025.

The Fund is a multi-strategy fund that has retained an adviser and sub-advisers to manage and make decisions with respect to investment of its assets. WFMC, located at 1100 North Market Street, Wilmington, Delaware 19890, is the investment adviser to the Fund pursuant to an investment management agreement with the Trust. WFMC has overall responsibility for the general management and day-to-day operations of the Fund but has retained investment sub-advisers to make the investment decisions for the Fund’s assets. Wilmington Trust Investment Advisors, Inc. (“WTIA”), an entity under common control with WFMC, provides certain investment services, information, advice, assistance and facilities and performs research, statistical and investment services pursuant to a sub-advisory agreement among the Trust, WFMC and WTIA. WFMC retains responsibility (subject to the Trustees’ oversight) for managing sub-advisers and evaluates the Fund’s needs and the sub-adviser’s skills and abilities on an ongoing basis. Currently, WFMC allocates all of the Fund’s assets to one recently hired sub-adviser, Wellington.

Wellington Management Company LLP

At the September 14-15, 2016 meeting of the Board, WFMC reported that it had conducted an analysis of the Fund, its structure and the current sub-advisers to which WFMC allocates the Fund’s assets. Based on its analysis of the Fund, WFMC recommended that a sub-advisory agreement among the Trust, WFMC and Wellington (the “Agreement”) be approved by the Board, and that WFMC notified the Board of its intention to terminate the Fund’s then-current third party sub-advisers. WFMC believes Wellington to be a qualified and appropriate candidate to sub-advise the Fund, after considering the results of due diligence visits as well as the Fund’s new investment objectives and strategies. WFMC also believes that the application of Wellington’s investment strategy to the Fund’s portfolio will improve the performance of the Fund.

Wellington will employ a downside leaders custom portfolio strategy that will seek to provide above market returns by combining multiple, independent, Wellington internally managed portfolio management approaches (managers), with complimentary styles, which historically have had positive risk adjusted performance (alpha) in down markets into a single, multiple market cap, investment style neutral approach. The managers to be used in the overall portfolio for the Fund have quality or defensive components in their investment philosophies. Through Wellington’s in-depth knowledge of each different manager’s portfolio management strategies and their expertise in risk management, they strive to optimally combine the different strategies to produce a single portfolio of securities with limited style or factor biases aside from a strong positive relationship to factors that perform better in down markets. Additionally, by combining complimentary styles, the approach hopes to limit single-manager risk, moderate the level of volatility, and reduce the exposure to a particular style common with defensive, value-based approaches.

The overall portfolio will be under the direction of the investment strategy and risk team at Wellington. The team will continually review the strategy to ensure a consistent portfolio profile and is responsible for selecting, monitoring, and rebalancing the strategies that comprise the Fund’s total custom portfolio. Each member of the team has worked with the portfolio managers at Wellington for over twenty years. The team is well-positioned to understand each manager’s strengths and biases both from a top-down risk perspective and a bottom-up security orientation.

The following members of the investment strategy and risk team act as the portfolio managers and are responsible for the day-to-day management of the Fund’s assets allocated to Wellington.

Kent M. Stahl, CFA, is a Senior Managing Director, Partner, and Director of Investment Strategy and Risk at Wellington. As director of Investment Strategy and Risk, Mr. Stahl conducts research on investment trends and focuses on major risks across the entire Wellington suite of equity, asset allocation, hedge fund, and fixed income approaches. Prior to joining Wellington in 1998, Mr. Stahl led the corporate finance and pension investment areas within NCR Corporation (1990-1998). He also worked as an asset/liability specialist for Salomon Brothers (1987-1990) and in institutional sales for Goldman Sachs (1985-1986). Mr. Stahl earned his MBA from the University of Chicago (1987) and his BSBA, summa cum laude, from Ohio State University (1985). In addition, he holds the Charter Financial Analyst designation.

Gregg R. Thomas, CFA, is a Senior Managing Director, Partner, and Associate Director of Investment Strategy and Risk at Wellington. As associate director of Investment Strategy and Risk, Mr. Thomas conducts original research on portfolio and risk-management topics, leads various Wellington internal investment oversight processes, and analyzes key trends and investment risks across the equity, fixed income, asset allocation, and hedge fund product suite. Previously, Mr. Thomas was an equity portfolio specialist and analyst at Wellington (2002-2006). Prior to rejoining the firm in 2002, he worked as a quantitative business analyst at Zurich Scudder Investments (2001), as a business analyst and data analyst in Wellington Management’s Information Services Group (1997-2001), and in various financial markets-related positions at IDD Information Services (1993-1997). Mr. Thomas received his BS in finance, with high distinction, from the University of Rhode Island (1992). He holds the Charter Financial Analyst designation.

Wellington is a registered investment adviser with its principal executive office located at 280 Congress Street, Boston, MA 02210. As of December 31, 2016, Wellington had assets under management of approximately $979 billion. The following are the named executive officers, members of the firm’s executive committee, and senior management:

Name and Position, Firm’s Executive Committee

Brendan J. Swords, CFA, Chairman and Chief Executive Officer, Managing Partner

Phillip H. Perelmuter, Director, Investment Research and Managing Partner

Jean M. Hynes, CFA, Global Industry Analyst and Managing Partner

Name and Position, Firm’s Senior Manangement

Charles S. Argyle, CFA, Senior Managing Director, Global Equity Portfolio Management

Michael J. Boudens, CFA, Senior Managing Director, Global Relationship Group

Cynthia M. Clarke, Senior Managing Director, General Counsel

Stephen Klar, Senior Managing Director, Fixed Income

Scott M. Lopez, CFA, Senior Managing Director, Global Investment Services

Susan G. O’Connell, CFA, Senior Managing Director, Wellington Hedge Management

Adam T. Puritz, CFA, Senior Managing Director, Investment Products and Strategies

Sara Lou Sherman, Senior Managing Director, Partnership and Special Projects

David G. Sprows, Senior Managing Director, Chief Information Officer

Edward J. Steinborn, Senior Managing Director, Chief Financial Officer

Justin D. Stephan, Senior Managing Director, Portfolio Services

Nancy M. Morris, Managing Director, Chief Compliance Officer

Charlie Mulhern, Managing Director, Client Services

Fatima E. Penrose, Managing Director, Human Resources

The Managing Partner of Wellington is Wellington Investment Advisors Holdings LLP. The ultimate parent company of the Wellington Management organization is Wellington Management Group LLP, a Massachusetts private limited liability partnership owned by 155 partners, all fully active in the business of the firm. New partners are elected annually, and current partners retire in either June or December, after pre-notification to the Managing Partners and development of a succession plan. Individual percentages of ownership are confidential. However, no single partner owns or has the right to vote more than 5% if the Partnership’s capital. There are no external entities with any ownership interest in the firm.

Board Approval of the Sub-Advisory Agreement with Wellington

At the September 14-15, 2016 meeting of the Board (the “September Meeting”), the Board, including the Independent Trustees, discussed and unanimously agreed to approve a new investment sub-advisory agreement (the “Agreement”) with Wellington. The Trustees were provided with detailed materials relating to Wellington in advance of and at the September Meeting. The material factors and conclusions that formed the basis for the approval of the Agreement are discussed below.

At the September Meeting, the Trustees met in person along with the Adviser, Trust and Counsel, and others. The Independent Trustees met with and were advised by Counsel in executive session.

In evaluating the Agreement, the Trustees took into account management style, investment strategy, and prevailing market conditions as well as Wellington’s investment philosophy and process, as described in this Information Statement, past performance, and personnel. The Trustees also reviewed information concerning: (i) the nature, extent and quality of the services to be provided by Wellington; (ii) Wellington’s anticipated cost of providing the services to the Fund; (iii) possible fall-out benefits to Wellington due to its position with the Fund, including the use of soft dollars; (iv) whether the Fund may benefit from possible economies of scale realized by Wellington and the Adviser in the event of growth of assets of the Fund; (v) the proposed fee of Wellington; and (vi) the Adviser’s recommendation that the Independent Trustees approve the Agreement, and the Adviser’s view that the fee payable to Wellington was fair and reasonable.

After discussion and consideration among themselves, and with Independent Legal Counsel and the Adviser, the Board, including all of the Independent Trustees, determined that the fee to be paid by the Fund to Wellington under the Agreement appeared to be fair and reasonable in light of the information provided. Based on all relevant information and factors, none of which was individually determinative of the outcome, the Board, including all of the Independent Trustees, concluded that the approval of the Agreement was in the best interests of the Fund and its shareholders and approved the Agreement. Wellington was allocated Fund assets on January 31, 2017.

SUB-ADVISORY AGREEMENT

The Agreement was approved by the Trustees on September 15, 2016. In accordance with the Manager of Managers Order, the Agreement will not be submitted to the Fund’s shareholders for their approval. The following is a brief summary of the material terms of the Agreement.

General.   Under the terms of the Agreement, Wellington is responsible for managing that portion of the Fund’s assets that is allocated to it by WFMC. In providing investment management services to the Fund, Wellington determines which investments shall be purchased, held or sold, and what assets shall be held uninvested, subject to the Amended and Restated Agreement and Declaration of Trust and Amended and Restated By-Laws of the Trust, the investment objective, policies and restrictions set forth in the Fund’s registration statement, the provisions of the Investment Company Act of 1940 , as amended (the “1940 Act”), and the Internal Revenue Code of 1986, as amended, and such policies and instructions as the Trustees of the Trust may determine.

It is anticipated that Wellington will: (1) maintain all books and records required to be maintained by it pursuant to the 1940 Act and the rules and regulations promulgated thereunder with respect to the transactions it effects on behalf of the Fund; and (2) furnish the Trustees and WFMC with such periodic and special reports as the Trustees or WFMC may reasonably request.

Brokerage Commissions and Portfolio Transactions.   Wellington places orders for portfolio transactions on behalf of the Fund with issuers, underwriters or other brokers and dealers.

When it can be done consistent with the policy of obtaining best execution, Wellington may place such orders with brokers and dealers who supply research, market and statistical information to the Fund or to Wellington. Wellington is authorized when placing portfolio transactions to pay a brokerage commission (to the extent applicable) in excess of that which another broker might charge for executing the same transaction because of the receipt of research, market or statistical information. Allocation of portfolio transactions is supervised by WFMC. Wellington has authority and discretion to select brokers and dealers subject to conformance with the policies and procedures disclosed in the Fund’s Prospectus and Statement of Additional Information and the policies and procedures adopted by the Trust’s Board.

Compensation.   For services rendered under the Agreement, Wellington receives an annual fee paid monthly on the asset allocated for its management. The following is the rate paid to Wellington: 0.55% on all assets.

Liability of the Sub-Adviser.   The Agreement provides that Wellington shall not be liable for any action taken, omitted or suffered to be taken by it in its reasonable judgment, in good faith and believed by it to be authorized or within the discretion, rights or powers conferred upon it by the Agreement, or in accordance with (or in the absence of) specific directions or instructions from the Trust or Adviser, provided, however, that such acts or omissions shall not have resulted from Wellington’s willful misfeasance, bad faith, gross negligence or a reckless disregard of duty.

Term.   The initial term of the Agreement shall commence on the date of the Agreement and shall end on September 30, 2018. The Agreement shall continue in force from each October 1 through September 30 after the initial term, but only so long as such continuance is specifically approved at least annually by the vote of a majority of Trustees who are not interested persons of the Trust, the Adviser or the Sub-Adviser, cast in person at a meeting called for the purpose of voting on such approval, and by a vote of the Board or of a majority of the outstanding voting securities of the Fund. The aforesaid requirement that the Agreement may be continued “annually” shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder.

Termination.   Under the terms of the Agreement, the Agreement may be terminated by the Trust (by a vote of the Board or a majority of the outstanding voting securities of the Fund), without the payment of any penalty, immediately upon written notice to the other parties hereto, in the event of a material breach of any provision thereof by the party so notified or otherwise by the Trust, upon sixty (60) days’ written notice to the other parties hereto, but any such termination shall not affect the status, obligations or liabilities of any party hereto to the others.

The Agreement may also be terminated by WFMC or Wellington, without the payment of any penalty immediately upon written notice to the other parties hereto, in the event of a material breach of any provision thereof by the party so notified if such breach shall not have been cured within a 20-day period after notice of such breach or otherwise by WFMC or Wellington upon sixty (60) days’ written notice to the other parties hereto, but any such termination shall not affect the status, obligations or liabilities of any party hereto to the others.

In addition, the Agreement shall terminate automatically in the event of its assignment.

Additional Information About WFMC and Affiliates

The Investment Advisor, Affiliated Subadviser and Co-Administrator

WFMC serves as the investment adviser to the Fund pursuant to an investment advisory agreement dated March 12, 2012 between WFMC and the Trust (the “Investment Advisory Contract”). The Investment Advisory Contract was last approved by the Board on September 15, 2016. WMFC is located at 1100 North Market Street, Wilmington, Delaware 19890. WFMC is a wholly owned subsidiary of Wilmington Trust Corporation, which is a wholly owned subsidiary of M&T Bank Corporation (“M&T”).

Under the terms of the Investment Advisory Contract, WFMC has agreed to: (a) direct the investments of the Fund, subject to and in accordance with the Fund’s investment goal, policies and limitations set forth in the Fund’s prospectus and statement of additional information; (b) purchase and sell for the Fund securities and other investments consistent with the Fund’s goals and policies; (c) supply office facilities, equipment and personnel necessary for servicing the investments of the Fund; (d) pay the salaries of all personnel of the investment adviser performing services relating to research, statistical and investment activities on behalf of the Fund; (e) make available and provide such information as the Trust and/or its administrator may reasonably request for use in the preparation of its registration statement, reports and other documents required by any applicable federal, foreign or state statutes or regulations; (f) make its officers and employees available to the Trustees and officers of the Trust for consultation and discussion regarding the management of the Fund and its investment activities. Additionally, WFMC has agreed to create and maintain all necessary records in accordance with all applicable laws, rules and regulations pertaining to the various functions performed by it and not otherwise created and maintained by another party pursuant to a contract with the Fund. The Trust and/or WFMC may at any time, upon approval by the Board of Trustees, enter into one or more sub-advisory agreements with a subadviser pursuant to which WFMC delegates any or all of its duties as listed. The Investment Advisory Contract provides that WFMC shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which the agreement relates, except to the extent of a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its obligations and duties under the agreement.

Pursuant to the Investment Advisory Contract, WFMC is entitled to receive annual investment advisory fees of 0.95%, paid daily as a percentage of average daily net assets. WFMC has contractually agreed to waive until February 1, 2018 a portion of its advisory fee or reimburse expenses to the extent that the expenses of a Fund (excluding the effects of dividend and interest expense on short positions, acquired fund fees and expenses, taxes, or other extraordinary expenses) expressed as an annualized percentage of average daily net assets, do not exceed 1.25% and 1.50% for the Fund’s Class I Shares and Class A Shares, respectively. The advisory fee paid to WFMC by the Fund for the fiscal year ended April 30, 2016 was $1,337,402.

WTIA, 111 South Calvert Street, 26th Floor, Baltimore, MD 21202, provides certain investment services, information, advice, assistance and facilities and performs research, statistical and investment services pursuant to a sub-advisory agreement among the Trust, WFMC and WTIA. For providing sub-advisory services, WTIA receives 80% of WFMC’s advisory fee received from the Fund. The allocation of the fees between WFMC and WTIA is based on the allocation of responsibilities between WFMC and WTIA with respect to each Fund. WFMC may reallocate investment advisory responsibilities and fees between itself and WTIA without obtaining shareholder approval. Any such reallocation will not result in a reduction in the nature and level of services provided to each Fund or in an increase in the aggregate fees paid by the Fund for such services.

WFMC also serves as co-administrator to the Trust and provides the Fund with certain administrative personnel and services necessary to operate the Fund. Administrative fees payable to WFMC are as follows:

Maximum Administrative Fee	Average Aggregate Daily Net Assets of the Wilmington Funds
0.040%	on the first $5 billion
0.030%	on the next $2 billion ($5 – 7 billion)
0.025%	on the next $3 billion ($7 – 10 billion)
0.018%	on assets in excess of $10 billion

The co-administration fee paid to WFMC by the Fund for the fiscal year ended April 30, 2016 was $54,500.

Donald E. Foley, an “interested” Trustee of the Trust, previously held positions with Wilmington Trust Corporation, M&T Bank Corporation and M&T Bank, the parent of the Fund’s Adviser. Christopher D. Randall, an “interested” Trustee of the Trust, holds positions with the Funds, Wilmington Trust’s Wealth and Institutional Services Division and M&T Bank, the parent of the Fund’s Adviser. The following officers of the Trust also serve as officers of WTIA or M&T Bank, the parent of WFMC:

Name	Position Held with the Trust	Position Held with WTIA or M&T
Christopher D. Randall	President	Senior Vice President (M&T)
Michael D. Daniels	Chief Operating Officer	Chief Operating Officer (WTIA); Administrative Vice President (M&T)
Jeffrey M. Seling	Assistant Treasurer and Vice President	Vice President (WTIA and M&T)
John C. McDonnell	Assistant Treasurer and Vice President	Vice President (WTIA)
Mary Ellen Reilly	Chief Compliance Officer and AML Compliance Officer	Group Vice President (M&T)
John J. Kelley	Vice President	President of WFMC; Group Vice President and Chief Administrative Officer (WTIA)
Ralph V. Partlow, III	Vice President	Administrative Vice President and Deputy General Counsel (M&T)

WFMC continues to provide investment advisory and co-administrative services.

Affiliated Brokerage

For the fiscal year ended April 30, 2016, the Fund did not pay any brokerage commissions to M&T Securities, Inc., a broker-dealer affiliated with WFMC.

Shareholdings Information

As of April 13, 2017, the Fund had 9,782,118 shares of Class I and 17,134 shares of Class A issued and outstanding. As of April 13, 2017, the following persons owned of record 5% or more of the outstanding shares of the Fund:

Class I Shares

Name and Address	Percentage Ownership of Fund	Total Number of Shares Owned
SEI Private Trust Company C/O M&T Bank/WTC ID 337 Attn: Mutual Fund Administrator One Freedom Valley Drive Oaks, PA 19456 – 9989	26.12%	2,555,373

SEI Private Trust Company C/O M&T Bank ID 337 Attn: Mutual Fund Administrator One Freedom Valley Drive Oaks, PA 19456 – 9989	14.81%	1,448,312

SEI Private Trust Company C/O M&T Bank ID 337 Attn: Mutual Fund Administrator One Freedom Valley Drive Oaks, PA 19456 – 9989	10.37%	1,014,463

Class A Shares
Name and Address	Percentage Ownership of Fund	Total Number of Shares Owned
None to report	N/A	N/A

As of April 13, 2017, each Trustee’s individual shareholdings constituted less than 1% of the outstanding shares of the Fund, and as a group, the Trustees and officers of the Trust own less than 1% of the shares of the Fund.

Householding

Unless the Trust has received instructions to the contrary, only one copy of this Information Statement will be mailed to your household, even if more than one person in your household is a Fund shareholder of record. If your household received only one copy of the Information Statement and you would like additional copies, please contact your participating securities dealer or other financial intermediary or you may call (800) 836-2211.

If you or other members of your household prefer to receive separate copies of the Information Statement in the future, please contact your participating securities dealer or other financial intermediary, or you may call (800) 836-2211. You may also make such a request in writing by sending your request to: Wilmington Funds, P.O. Box 9828, Providence, Rhode Island 02940-8025. If your household is receiving multiple copies of this Information Statement and would prefer to receive only one copy in the future, please contact your participating securities dealer or other financial intermediary or you may call (800) 836-2211.